CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 29, 2018, relating to the financial statements and financial highlights of PSI All Asset Fund, PSI Total Return Fund, PSI Strategic Growth Fund, and PSI Tactical Growth Fund, each a series of Northern Lights Fund Trust, for the year ended June 30, 2018, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

October 25, 2018